WINNERS INTERNET NETWORK, INC.

   DIRECTORS, OFFICERS AND EMPLOYEES' STOCK OPTION PLAN - 1999

SECTION 1 - PURPOSE OF THE PLAN

1.1 The purpose of this Stock Option Plan (the "Plan") is to provide Directors, Officers and key full-time employees of Winners Internet Network, Inc. (the "Corporation") with a proprietary interest through the granting of options to purchase Common Shares of the Corporation, subject to certain conditions as hereinafter set forth, for the following purposes:

1.1.1 to increase the interest in the Corporation's welfare of those Directors, Officers and key full-time employees who share primary responsibility for the management, growth, development and protection of the business of the Corporation;

1.1.2 to furnish an incentive to such Directors, Officers and key employees to continue their services for the Corporation; and

1.1.3 to provide a means through which the Corporation may attract Directors, Officers and able persons to enter it employment.

SECTION II - ADMINISTRATION OF THE PLAN

2.1 The Board of Directors of the Corporation may, from time to time, adopt, amend, subject to the prior approval of any regulatory agency having jurisdiction, and rescind rules and regulations for carrying out the provisions and purposes of the Plan. The interpretation, construction and application of the Plan and any provisions thereof made by the Board of Directors of the Corporation shall be final and conclusive. No Director shall be liable for any action taken or for any or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.

SECTION III - GRANTING OF OPTIONS

3.1 The Board of Directors of the Corporation may from time to time by Resolution designate Directors, Officers and to key employees of the Corporation to whom options to purchase Common Shares of the corporation (the "Shares") may be granted and the number of such shares to be optioned under this Plan shall not exceed the number provided for in Section IV hereof.

3.2 Options may only be granted by the Corporation pursuant to Resolutions of the board of Directors.

3.3 Any option granted under this Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such option upon a stock exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities commission, stock exchange or any governmental or regulatory authority or body, is necessary as a condition of, or in connection with, the grant or exercise of such option or the issuance or purchase of Shares hereunder, such option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

SECTION IV - SHARES SUBJECT TO THE PLAN

4.1 The aggregate number of Shares reserved for issuance under this Plan or any other share option plan, option for services or employee share purchase plan of the Corporation shall not exceed 10% of the number of common shares issued and outstanding of the Corporation at any one time, provided that the aggregate number of common shares reserved for issuance to any one person shall not exceed five per cent (5%) of the Corporation's outstanding common shares (on a non-diluted basis).

SECTION V - OPTION PRICE

5.1 The exercise price shall in all circumstances be set within the discretion of the Board of Directors, according to applicable rules of relative regulatory bodies.

SECTION VI - CONDITIONS GOVERNING OPTIONS

6.1  Each option shall be subject to the following conditions:

6.1.1 Employment: Options may be granted under the Plan only to Directors, Officers and persons in full-time employment by the Corporation. The granting of an option to a key employee shall not impose upon the Corporation any obligation to retain the optionee in its employ.

6.1.2 Option Term: The period during which an option is exercisable shall be determined by the Board of Directors in its sole discretion but shall not, subject to the provisions of this Plan, exceed five years from the date the option is granted.

6.1.3 Vesting of Right to Exercise Options: Prior to its expiration or earlier termination in accordance with this Plan, each option shall be exercisable as to all or such part or parts of the optioned shares at any time or from time to time until the date of expiry. Any options not exercised by the end of the term during which the option is exercisable shall, subject to paragraph 6.1.5, immediately lapse and become null and void.

6.1.4. Non-Assignability of Option Rights: Each option granted hereunder is personal to the optionee and shall not be assignable or transferable by the optionee, whether voluntary or by operation of law, except by will or by the laws of succession of the domicile of the deceased optionee. No option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

6.1.5.  Effect of Termination of Employment or Death:

6.1.5.1 Should an optionee at any time cease to be a full-time employee or Director of the Corporation, as the case may be, any option not actually exercised prior to the date of termination shall, subject to paragraph 6.1.5.2 lapse one hundred eighty days (180) after termination and become null and void.

6.1.5.2 If an optionee dies, any option or unexercised part thereof granted to such optionee may be exercised, in accordance with the terms hereof, by the person to whom the option is transferred by will or the laws of succession. Such option shall only be exercisable within one year after the optionee's death or prior to the expiration of the term of the option, whichever occurs earlier.

6.1.6 Rights as a Shareholder: The optionee (or his/her personal representatives or legatees) shall have no rights whatsoever as a shareholder in respect of any shares covered by his/her option until the date of issuance of a share certificate to him/her (or his/her personal representatives or legatees) giving notice in writing to the Corporation at its registered office, addressed to its Chairman or President, which notice shall specify the number of Shares in respect of which the option is being exercised and shall be accompanied by full payment, by cash or certified check, of the purchase price of the number of shares specified. Upon such exercise of the option, the Corporation shall forthwith cause the transfer agent and registrar of the Shares of the Corporation to deliver to the optionee (or his/her personal representative or legatees) a certificate in the name of the optionee representing in the aggregate such number of shares as the optionee (or his/her personal representatives or legatees) shall have then paid for and as are specified in such written notice of exercise option. If required by the Board of Directors by notification to the optionee, it shall be a condition of such exercise that the optionee shall represent that he/she is purchasing the Shares in respect to which the option is bing exercised for investment only and not with a view to resale or distribution.

SECTION VII - ADJUSTMENT TO SHARES SUBJECT TO THE OPTION

7.1 In the event of any subdivision or re-division of the Shares into a great number of Shares at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, the Corporation shall deliver to such optionee at the time of any subsequent exercise of his/her option in accordance with the terms hereof in lieu of the number of Shares to which he/she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of shares as such optionee would have held as a result of such subdivision or re-division if on the record date thereof the optionee had been the registered holder of the number of Shares to which he/she was theretofore entitled upon such exercise.

7.2 In the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, the Corporation shall deliver to such optionee at the time of any subsequent exercise of his/her option in accordance with the terms hereof in lieu of the number of Shares to which he/she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such optionee would have held as a result of such consideration if on the record date thereof the optionee had been the registered holder of the number of Shares to which he/she was theretofore entitled upon such exercise.

7.3 If at any time the grant of an option to any optionee and prior to the expiration of the term of such option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in paragraphs
7.1 and 7.2 or, subject to the provision of paragraph 8.2.1 hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation"), the optionee shall be entitled to receive upon the subsequent exercise of his option in accordance with the terms hereof and shall accept in lien of the number of Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation (as the case may be) that the optionee would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of paragraph 8.2.1 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, he/she had been the registered holder of the number of Shares to which he/she was immediately therefore entitled upon such exercise.

SECTION VIII - AMENDMENT OR DISCONTINUANCE OF THE PLAN

8.1 The Board of Directors may amend, subject to the prior approval of the Exchange, or discontinue this Plan at any time, provided, however, that no such amendment may materially and adversely affect any option rights previously granted to an optionee under this Plan without the consent of the optionee, except to the extent required by law.

8.2 Notwithstanding anything contained to the contrary in this Plan or in any Resolution of the Board of the Board of Directors in implementation thereof:

8.2.1 in the event the Corporation proposes to amalgamate, merge or consolidate with or into any other corporation (other than with a wholly owned subsidiary of the Corporation) or to liquidate, dissolve or windup, or in the event an offer to purchase the Shares of the Corporation or any part thereof shall be made to all holders of Shares of the Corporation, the Corporation shall have the right, upon written notice thereof to each optionee holding options under this Plan to permit the exercise of all such options within the 20 day period next following the date of such notice and to determine that upon the expiration of such 20 day period, all rights of optionees to such options or to exercise same (to the extent not thertofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

8.2.2 the Board of Directors may, by Resolution, subject to applicable regulatory requirements, advance the date on which any option may be exercised in the manner to be set forth in such Resolution. The Board of Directors shall not, in the event of any such advancement, be under any obligation to advance the date on or by which any option may be exercised by any other optionee; and

8.2.3 the Board of Directors may, by Resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination for cause of the optionee's employment shall not apply for any reason acceptable to the Board of Directors.

SECTION IX - EFFECTIVE DATE OF PLAN

9.1 This Plan was adopted by the Board and shall have effect as of and from the 1st day of January, 1999.

WINNERS INTERNET NETWORK, INC.



By order of the Board of Directors:

/s/ David C. Skinner, Jr.
-----------------------------
David C. Skinner, Jr.



/s/ Kimberly A. Stein
--------------------------
Kimberly A. Stein

Date: June 23, 1999